Exhibit 99.2

No. 601, Floor 6, Unit 1, Building 2, No. 68, Zhiquan Section, East Street, Jinjiang District, Chengdu City, Sichuan Province

Tel : +86 15882327809

May 24, 2024

To: Antelope Enterprise Holdings Limited

The Empire State Building

350 Fifth Avenue, Suite 7540

New York, NY 10118

Dear Sir/Madam,

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws. For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We act as PRC counsel to Antelope Enterprise Holdings Limited (the “Company”), a company organized under the laws of the British Virgin Islands, in connection with (a) the offering (the “Offering”) by the selling shareholders named in the Registration Statement (as defined below) of up to 31,300,000 Class A ordinary shares of no par value per share of the Company (“Ordinary Shares”), in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) ( the “Transactions”).

The following terms as used in this Opinion are defined as follows:

“Government Agency”	means any national, provincial, municipal or local governmental authority, agency or body having jurisdiction over any of the PRC Subsidiaries.

“Governmental Authorization”	means all consents, approvals, authorizations, permissions, orders, registrations, filings, licenses, clearances and qualifications of or with any Government Agency.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and as amended on June 22, 2009.

“Overseas Listing Measures”	Means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by the CSRC on February 17, 2023 and came into force on March 31, 2023.

“PRC Subsidiaries”	mean any and all subsidiaries of the Company established in the PRC which are, directly or indirectly, owned by the Company as set out in Schedule 1 attached hereto.

“CAC Revised Measures”	means the Cybersecurity Review Measures jointly promulgated by the Cyberspace Administration of China (the “CAC”) and other relevant PRC governmental authorities On December 28, 2021 and became effective on February 15, 2022.

“PRC Laws”	mean any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

For rendering our opinions, we have carried out due diligence and examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and the truthfulness, accuracy and completeness of all factual statements in the documents.

No. 601, Floor 6, Unit 1, Building 2, No. 68, Zhiquan Section, East Street, Jinjiang District, Chengdu City, Sichuan Province

Tel : +86 15882327809

Based upon and subject to the foregoing and subject to the qualifications set out below, we confirm that:

(1) Each of the PRC subsidiaries is duly incorporated and validly existing under the PRC Laws. According to the laws of the People’s Republic of China, each of the PRC Subsidiaries has obtained material licenses and approvals necessary to operate in China as described in the Registration Statement, and paid taxes in accordance with the PRC laws.

(2) The Company and its PRC Subsidiaries are not subject to cybersecurity review with the CAC in accordance with the CAC Revised Measures, because (a) the Company and its PRC Subsidiaries are not in possession of or otherwise holding personal information of over one million users and it is also very unlikely that the Company and its PRC Subsidiaries will reach such threshold in the near future; (b) as of the date of this Opinion, the Company’s and its PRC Subsidiaries’ data processing activities (including the collection, storage, usage, transmission and publicity of data) do not damage national security; and (c) as of the date of this Opinion, the Company and its PRC Subsidiaries have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator.

(3) The Company and its PRC Subsidiaries are required to go through filing procedures with the CSRC in accordance with the Overseas Listing Measures after the completion of this Offering. If the Company and its PRC Subsidiaries do not complete the filing procedures as required by the Overseas Listing Measures, the PRC subsidiaries may be required to rectify and subject to fines.

(4) There is uncertainty as to whether the courts of the PRC would: i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other agreements with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they determine that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest.

(5) The statements in the Registration Statement and the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business”, “Management”, “Related Party Transactions”, “Regulation”, “Taxation” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee and its legal counsel) without our express prior written consent, except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

Sichuan Jindouyun Law Firm